Exhibit 23.1

KPMG LLP

Suite 1400

2323 Ross Avenue

Dallas, TX 75201-2721

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-281129) on Form S-8 of Seaport Entertainment Group Inc. of our report dated March 5, 2025, with respect to the financial statements of Fulton Seafood Market, LLC, which report appears in the Form 10-K of Seaport Entertainment Group Inc. dated March 4, 2026.

/s/ KPMG LLP

Dallas, Texas

March 4, 2026

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.